EXHIBIT 5

18 June 2014
Matter No: 347067
Doc Ref: Legal – 7901713

+1 441 299 4903
niel.jones@conyersdill.com
Markit Ltd.
Clarendon House
2 Church Street
Hamilton HM 11
Bermuda

Dear Sirs,

Re: Markit Ltd. (the "Company")

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 18 June 2014 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of 94,926,370 common shares, par value US$0.01 per share (the “Common Shares”), issuable pursuant to (i) the Markit Ltd. 2014 Equity Incentive Award Plan and (ii) outstanding share option awards under the share option plans listed in the Registration Statement (collectively, the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 18 June 2014, written resolutions of its sole director dated 22 January 2014, 5 May 2014 and 6 June 2014 and written resolutions of its sole member dated 12 June 2014, each certified by the Secretary of the Company on 17 June 2014 (collectively, the “Resolutions”), a draft of a power of attorney (the “Power of Attorney”) to have been granted by each member of the Company in respect of written resolutions of the members regarding the Reclassification (as defined below) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) the validity and binding effect under the laws of England and the laws of Delaware (as applicable) of the Plans in accordance with their respective terms; (g) that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein; (h) that, upon the issue of any Common Shares, the Company will receive consideration (in cash or services) which shall be equal to at least the par value thereof, (i) that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares, (j) that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Common Shares given by the Bermuda Monetary Authority dated 14 March 2014 will not have been revoked or amended at the time of issuance of any Common Shares, (k) the Power of Attorney is effective in accordance with its terms under its governing law and (l) the members of the Company who each granted a Power of Attorney, acting through their duly appointed attorneys, will have approved the reclassification and variation of rights of shares in the Company as described under the caption “Corporate Reorganization – The reclassification and variation of rights of shares in Markit Ltd.” in the prospectus forming a part of the registration statement on form F-1, as amended (Registration No. 333-195687) filed with the Commission on 5 May 2014 and a sub-division of the shares of the Company (together, the “Reclassification”).

We express no opinion with respect to the issuance of shares pursuant to any provision of the Plans that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2. Following the Reclassification, when issued and paid for in accordance with the terms of the applicable Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited